Exhibit 99.1

 October 30, 2013

Eagle Rock Reports Third Quarter Financial Results

HOUSTON - Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ: EROC) today announced its unaudited financial results for the three months ended September 30, 2013. Financial results with respect to third quarter 2013 included the following:

•
Reported Adjusted EBITDA of $62.8 million, an increase of approximately 12% as compared to the $55.9 million reported for the second quarter of 2013, driven by improved operating performance in both businesses.

•	Reported Distributable Cash Flow of $24.9 million, an increase of approximately 10% as compared to the $22.8 million reported for the second quarter of 2013.

•
Reported a Net Loss of $91.6 million, as compared to Net Income of $16.0 million for the second quarter of 2013, primarily due to impairments recorded in the Upstream Business in the third quarter of 2013.

Other notable financial and operational activities that occurred during the third quarter of 2013 included the following:

•
Reached full operating capacity at its 60 MMcf/d cryogenic processing facility in Wheeler County, Texas, in the heart of the prolific Granite Wash play (the "Wheeler Plant"), which was initially placed into service on June 30, 2013.

•
Increased the upstream component of the borrowing base under its senior secured credit facility from $375 million to $380 million as part of the Partnership's regularly scheduled semi-annual redetermination by its commercial lenders.

Third Quarter Distribution
On October 28, 2013, the Partnership declared a cash distribution for the quarter ended September 30, 2013 of $0.15 per unit, equivalent to $0.60 per unit on an annualized basis.  The distribution will be paid on a total of 158.9 million common units (including eligible restricted common units). The distribution represents a decrease from the distribution of $0.22 per common unit paid with respect to the second quarter.
Despite the improved operational and financial performance in the third quarter, the Partnership continued to generate insufficient distributable cash flow to cover the $0.22 per unit distribution level. With the expectation that the challenges that have affected the Partnership over the last several quarters are likely to continue, the Board of Directors decided to lower the distribution to a level that stabilizes and begins to improve the Partnership’s leverage ratio and liquidity position.
Distribution coverage was approximately 1.05x for the third quarter of 2013, and management expects coverage to increase over the next several quarters. Management does not expect to recommend a distribution increase over the next several quarters while the Partnership redirects a portion of cash from operations towards debt repayment which should benefit the common unitholders in the form of greater equity value, and the Partnership in the form of greater liquidity and financial flexibility. All actual future distributions will be determined, declared and paid at the sole discretion of the Board of Directors.
Management and the Board of Directors continue to explore alternatives to address the Partnership’s leverage position, which may include asset sales or purchases, equity financings, the separation of its upstream and midstream businesses or other alternatives.
The distribution will be paid on Thursday, November 14, 2013, to unitholders of record as of the close of business on Thursday, November 7, 2013.
Third Quarter 2013 Financial and Operating Results
The Partnership’s financial results are reported in the following segments: (a) the Midstream Business -- Texas Panhandle; (b) the Midstream Business -- East Texas and Other Midstream; (c) the Midstream Business -- Marketing and Trading; (d) the Upstream Business; and (e) the Corporate Segment.
The following discussion of the Partnership's operating income by business segment compares the Partnership's financial results in the third quarter of 2013 to those of the second quarter of 2013. Please refer to the financial tables at the end of this release for further detailed information.
Midstream Business - Operating income for the Midstream Business in the third quarter of 2013 increased by approximately $5.7 million, or approximately 68%, compared to the second quarter of 2013. This increase was primarily due to improved financial results from the Texas Panhandle segment.
In the Texas Panhandle, gas gathered volumes were up approximately 12% in the third quarter of 2013 versus the second quarter as a result of increased drilling activity by producer customers. Reported equity NGL and residue volumes were down due primarily to prior period adjustments made in the second quarter which increased reported volumes in that period. Excluding these prior period adjustments, equity NGLs were higher in the third quarter due to the increased wellhead volumes, including increased wellhead volumes in the liquids-rich West Panhandle system and improved run-times in the Partnership’s Gray County processing plant. The Texas Panhandle’s contribution to third quarter 2013 Adjusted EBITDA was reduced by an accrual of $1.5 million recorded in the quarter related to potential adjustments to amounts recorded in prior periods.
In the Partnership’s East Texas and Other Midstream segment, gas gathered volumes were down approximately 2%, with combined equity NGL and condensate volumes down approximately 17%, compared to the second quarter of 2013. The decrease in NGLs and condensate was primarily a result of lower gas gathered volumes and adjustments for positive prior period settlements for NGL’s made in the second quarter of 2013 on the Partnership’s Brookeland/Tyler County system. Excluding these prior period adjustments, combined equity NGLs and condensate were down 7%.
Financial results of the Texas Panhandle and East Texas and Other segments benefitted from improved NGL and condensate prices during the third quarter of 2013. Realized NGL and condensate prices in the Midstream Business were up approximately 9% and 16%, respectively, in the third quarter of 2013 relative to the second quarter of 2013. This benefit was partially offset by an approximate 11% decrease in realized natural gas prices in the quarter.
The Marketing and Trading segment includes the financial results of the Partnership’s crude oil and condensate marketing, and natural gas marketing and trading operations.  Operating income for the Marketing and Trading segment in the third quarter of 2013, including intercompany sales and intersegment cost of sales, was up approximately 8% compared to the second quarter of 2013.
Upstream Business - Operating income for Eagle Rock's Upstream Business in the third quarter of 2013, excluding the impact of impairments, increased by approximately $4.1 million, or 28%, compared to the second quarter of 2013. The increase was driven by higher production, lower operating costs, and higher realized oil, condensate and NGL prices, and was partially offset by lower realized natural gas prices. Total production volumes in the Upstream Business averaged 75.8 MMcfe/d during the quarter, an increase of 4% over the second quarter of 2013. The shut-in of a third-party processing plant for eight days during the beginning of September negatively impacted upstream volumes for the third quarter by approximately 2.1 MMcfe/d and operating income by approximately $1.8 million. The Partnership recorded an impairment of approximately $61 million in the third quarter related to its Permian properties resulting primarily from higher operating costs, higher differentials and lower reserve forecasts.
Corporate Segment - Operating loss for the Corporate Segment, excluding the impact of unrealized derivative gains and losses, was $17.6 million for the third quarter of 2013 as compared to an $11.7 million loss for the second quarter of 2013. The increased loss was attributable to a $5.4 million reduction in realized commodity derivative gains and a $1.1 million increase in general and administrative expenses for the third quarter.
Total revenue for the third quarter of 2013, including the impact of the Partnership’s realized and unrealized commodity derivative gains and losses, was $301.2 million, down 6% from the $320.2 million reported for the second quarter of 2013. The decrease in revenue was primarily due to unrealized losses on commodity derivatives, and was partially offset by higher revenue from product sales and higher fee-based revenues as compared to the second quarter of 2013. The Partnership recorded an unrealized loss on commodity derivatives of $29.6 million in the third quarter 2013, as compared to an unrealized gain on commodity derivatives of $22.3 million in the second quarter 2013. Unrealized gain (loss) on commodity derivatives is a non-cash, mark-to-market amount.
Revenues associated with the sale of natural gas, NGLs, oil, condensate, sulfur and helium were up 14% relative to the second quarter of 2013, driven primarily by the impact of higher NGL and condensate prices and higher volumes in the Upstream Business, but partially offset by lower natural gas prices. Adjusted EBITDA was $62.8 million for the third quarter of 2013, up 12% from the second quarter of 2013, and Distributable Cash Flow was $24.9 million for the third quarter of 2013, up 10% as compared to the second quarter of 2013. The increase in Distributable Cash Flow was primarily attributable to higher Adjusted EBITDA and partially offset by higher interest expense and maintenance capital spending during the quarter.
The Partnership recorded a net loss of approximately $91.6 million for the third quarter of 2013, versus net income of $16.0 million for the second quarter of 2013. The decrease was driven primarily by unrealized commodity derivative losses and impairment charges in the third quarter of 2013, and was partially offset by higher revenues associated with the sale of natural gas,

NGLs, oil, condensate, sulfur and helium during the third quarter of 2013. Net loss for the quarter excluding the impact of unrealized gains and losses and impairments was approximately $1.8 million.
Capitalization and Liquidity Update
Total debt outstanding as of September 30, 2013 was $1.2 billion, consisting of $545.1 million of senior unsecured notes (net of an unamortized debt discount of $4.9 million) and borrowings of $654.0 million under the Partnership's senior secured credit facility.
The Partnership is in compliance with its financial covenants and has no maturities under its senior secured credit facility until June 2016. As of September 30, 2013, the Partnership had approximately $128.9 million of availability under its senior secured credit facility, after taking into account outstanding borrowings and approximately $20.4 million of outstanding letters of credit. Availability under the Partnership’s senior secured credit facility is subject to a borrowing base comprised of two components: the upstream component and the midstream component. On October 4, 2013, the Partnership announced the upstream component of the borrowing base under its senior secured credit facility was increased from $375 million to $380 million as part of the Partnership’s regularly scheduled semi-annual redetermination by its commercial lenders.
The current 2013 capital budget is approximately $227 million, which includes $65 million expected to be allocated to maintenance capital expenditures and $162 million expected to be allocated to growth capital expenditures. The current 2013 capital budget includes approximately $92 million allocated to the Midstream Business and approximately $134 million allocated to the Upstream Business (with the remainder allocated to general corporate purposes). The Partnership’s capital expenditures were approximately $61.0 million for the three months ended September 30, 2013, of which $18.8 million were related to maintenance capital expenditures and $42.2 million were related to growth capital expenditures.
As of September 30, 2013, the Partnership had 159.6 million common units outstanding, including unvested restricted common units issued under its Long-Term Incentive Plan.

Hedging Update
The Partnership entered into the following commodity hedges since its most recent hedging update on July 31, 2013:

Transaction Date	Product / (Type)	Quantity	Price ($/Bbl)	Term
8/29/2013	WTI Crude (Swap)	14,000 Bbls/month	$97.25	Cal. 2014
8/29/2013	WTI Crude (Swap)	12,500 Bbls/month	$88.60	Cal. 2015
8/29/2013	WTI Crude (Swap)	38,000 Bbls/month	$84.20	Cal. 2016
8/29/2013	HH Natural Gas (Swap)	250,000 MMBtu/month	$3.903	Cal. 2014
8/29/2013	HH Natural Gas (Swap)	250,000 MMBtu/month	$4.095	Cal. 2015
8/29/2013	HH Natural Gas (Swap)	340,000 MMBtu/month	$4.215	Cal. 2016
Details of the recent hedging transactions are included in the updated Commodity Hedging Overview presentation the Partnership posted to its website today. The latest presentation can be accessed by going to www.eaglerockenergy.com: select Investor Relations, then select Presentations.
Third Quarter 2013 Conference Call Information
The Partnership will hold a conference call to discuss its third quarter 2013 financial and operating results on Thursday, October 31, 2013 at 2:00 p.m. Eastern Time (1:00 p.m. Central Time).
Interested parties may listen to the earnings conference call live over the Internet or via telephone. To listen live over the Internet, participants are advised to log on to the Partnership's web site at www.eaglerockenergy.com and select the “Events & Presentations” sub-tab under the “Investor Relations” tab. To participate by telephone, the call in number is 877-293-5457, conference ID 90146995. Participants are advised to dial into the call at least 15 minutes prior to the call. An audio replay of the conference call will also be available for thirty days by dialing 855-859-2056, conference ID 90146995. In addition, a replay of the audio webcast will be available by accessing the Partnership's website after the call is concluded.
About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids (NGLs); (iii) crude oil and condensate logistics and marketing; and (iv) natural gas marketing and trading; and b) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.

Contacts:
Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer
Adam Altsuler, 281-408-1350
Vice President, Corporate Finance and Investor Relations; Treasurer

Use of Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-generally accepted accounting principles, or non-GAAP, financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying non-GAAP financial measures schedules (after the financial schedules) provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP. Non-GAAP financial measures should not be considered alternatives to GAAP measures such as net income (loss), operating income (loss), cash flows from operating activities or any other GAAP measure of liquidity or financial performance.
Eagle Rock defines Adjusted EBITDA as net income (loss) plus or (minus) income tax provision (benefit); interest-net, including realized interest rate risk management instruments and other expense; depreciation, depletion and amortization expense; impairment expense; other operating expense, non-recurring; other non-cash operating and general and administrative expenses, including non-cash compensation related to the Partnership’s equity-based compensation program; unrealized (gains) losses on commodity and interest rate risk management related instruments; (gains) losses on discontinued operations and other (income) expense.
Eagle Rock uses Adjusted EBITDA as a measure of its core profitability to assess the financial performance of its assets. Adjusted EBITDA also is used as a supplemental financial measure by external users of Eagle Rock's financial statements such as investors, commercial banks and research analysts. For example, the Partnership's lenders under its revolving credit facility use a variant of its Adjusted EBITDA in a compliance covenant designed to measure the viability of Eagle Rock and its ability to perform under the terms of the revolving credit facility; Eagle Rock, therefore, uses Adjusted EBITDA to measure its compliance with its revolving credit facility. Eagle Rock believes that investors benefit from having access to the same financial measures that its management uses in evaluating performance. Adjusted EBITDA is useful in determining Eagle Rock's ability to sustain or increase distributions. By excluding unrealized derivative gains (losses), a non-cash, mark-to-market benefit (charge) which represents the change in fair market value of the Partnership's executed derivative instruments and is independent of its assets' performance or cash flow generating ability, Eagle Rock believes Adjusted EBITDA reflects more accurately the Partnership's ability to generate cash sufficient to pay interest costs, support its level of indebtedness, make cash distributions to its unitholders and finance its maintenance capital expenditures. Eagle Rock further believes that Adjusted EBITDA also portrays more accurately the underlying performance of its operating assets by isolating the performance of its operating assets from the impact of an unrealized, non-cash measure designed to portray the fluctuating inherent value of a financial asset. Similarly, by excluding the impact of non-recurring discontinued operations, Adjusted EBITDA provides users of the Partnership's financial statements a more accurate picture of its current assets' cash generation ability, independently from that of assets which are no longer a part of its operations.
Eagle Rock's Adjusted EBITDA definition may not be comparable to Adjusted EBITDA or similarly titled measures of other entities, as other entities may not calculate Adjusted EBITDA in the same manner as Eagle Rock. Eagle Rock has reconciled Adjusted EBITDA to the GAAP financial measure of net income (loss) at the end of this release.
Adjusted EBITDA does not include interest expense, income taxes or depreciation and amortization expense. Because we have borrowed money to finance our operations, interest expense is a necessary element of our costs and our ability to generate net income. Because we use capital assets, depreciation and amortization are also necessary elements of our costs. Therefore, any measures that exclude these elements have material limitations. To compensate for these limitations, we believe that it is important to consider both net income (loss) and net cash flows provided by operating activities determined under GAAP, as well as Adjusted EBITDA, to evaluate our performance and liquidity.
Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flows provided by operating activities or any other measure of financial performance presented in accordance with U.S. GAAP.
Distributable Cash Flow is defined as Adjusted EBITDA minus: (i) maintenance capital expenditures; (ii) cash interest expense; (iii) cash income taxes; and (iv) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income (loss) for the period. For purposes of the foregoing, maintenance capital expenditures are intended to represent capital expenditures made to replace partially or fully depreciated assets; to meet regulatory requirements; to maintain the existing operating capacity of the Partnership's gathering, processing and treating assets or to maintain the Partnership's natural gas, NGL, crude or sulfur production. In particular, with respect to maintenance capital expenditures intended to maintain the Partnership’s natural gas, NGL, crude or sulfur production, the Partnership estimates these amounts based on current projections and expectations, and the Partnership does not undertake to adjust any historical amounts based on the actual impact of such expenditures on production. As a result, the included amount of maintenance capital expenditures could fail to maintain production if actual performance does not meet projections and expectations.
Distributable Cash Flow is a significant performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates. Actual distributions are set by the Board of Directors.
The GAAP measure most directly comparable to Distributable Cash Flow is net income (loss). Eagle Rock's Distributable Cash Flow definition may not be comparable to Distributable Cash Flow or similarly titled measures of other entities, as other entities may not calculate Distributable Cash Flow (and Adjusted EBITDA, on which it builds) in the same manner as Eagle Rock. Eagle Rock has reconciled Distributable Cash Flow to the GAAP financial measure of net income/(loss) at the end of this release.

This news release may include "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future, are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include, but are not limited to, risks related to volatility or declines (including sustained declines) in commodity prices; market demand for crude oil, natural gas and natural gas liquids; the effectiveness of the Partnership's hedging activities; the Partnership's ability to retain key customers; the Partnership's ability to continue to obtain new sources of crude oil and natural gas supply; the availability of local, intrastate and interstate transportation systems and other facilities to transport crude oil, natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership's ability to obtain credit and access the capital markets; general economic conditions; and the effects of government regulations and policies. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership's actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date. For a detailed list of the Partnership's risk factors, please consult the Partnership's Form 10-K, filed with the Securities and Exchange Commission ("SEC") for the year ended December 31, 2012 and the Partnership's Forms 10-Q filed with the SEC for subsequent quarters, including the Partnership’s Form 10-Q filed for the quarter ended September 30, 2013, when filed, as well as any other public filings, and press releases.

Eagle Rock Energy Partners, L.P.
Consolidated Statement of Operations
($ in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2013
	2013	2012	2013	2012
REVENUE:
Natural gas, natural gas liquids, oil, condensate, sulfur and helium sales	$306,820	$184,494	$830,412	$580,152	$269,392
Gathering, compression, processing and treating fees	21,134	13,604	62,229	35,566	20,153
Unrealized commodity derivative (losses) gains	(29,591)	(51,305)	(35,181)	13,426	22,316
Realized commodity derivative gains	2,757	15,802	20,932	38,428	8,177
Other revenue	113	794	723	3,976	113
Total revenue	301,233	163,389	879,115	671,548	320,151

COSTS AND EXPENSES:
Cost of natural gas and natural gas liquids	213,509	110,430	579,257	338,798	185,760
Operations and maintenance	33,075	27,074	100,416	81,685	35,122
Taxes other than income	5,825	4,748	14,751	14,518	5,060
General and administrative	20,537	16,807	58,780	52,384	19,396
Impairment	61,389	55,900	63,228	122,824	1,839
Depreciation, depletion and amortization	42,641	40,395	124,035	118,043	41,157
Total costs and expenses	376,976	255,354	940,467	728,252	288,334
OPERATING (LOSS) INCOME	(75,743)	(91,965)	(61,352)	(56,704)	31,817
OTHER INCOME (EXPENSE):
Interest expense, net	(17,475)	(14,199)	(51,168)	(35,087)	(16,609)
Realized interest rate derivative losses	(1,693)	(1,733)	(5,029)	(8,578)	(1,685)
Unrealized interest rate derivative gains	1,234	615	4,263	4,418	1,534
Other income (expense), net	79	1	184	(44)	113
Total other expense	(17,855)	(15,316)	(51,750)	(39,291)	(16,647)
(LOSS) INCOME BEFORE INCOME TAXES	(93,598)	(107,281)	(113,102)	(95,995)	15,170
INCOME TAX BENEFIT	(2,033)	(386)	(4,055)	(556)	(862)
NET (LOSS) INCOME	$(91,565)	$(106,895)	$(109,047)	$(95,439)	$16,032

Eagle Rock Energy Partners, L.P.
Consolidated Balance Sheets
($ in thousands)
(unaudited)

	September 30, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$76	$25
Accounts receivable	141,796	138,732
Risk management assets	11,406	33,340
Prepayments and other current assets	6,143	9,867
Total current assets	159,421	181,964
PROPERTY, PLANT AND EQUIPMENT - Net	1,976,573	1,968,206
INTANGIBLE ASSETS - Net	106,591	111,515
DEFERRED TAX ASSET	1,997	1,656
RISK MANAGEMENT ASSETS	6,734	7,953
OTHER ASSETS	21,649	22,922
TOTAL ASSETS	$2,272,965	$2,294,216

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$163,616	$160,473
Accrued liabilities	44,682	19,764
Taxes payable	—	46
Risk management liabilities	7,053	1,231
Total current liabilities	215,351	181,514
LONG-TERM DEBT	1,199,091	1,153,103
ASSET RETIREMENT OBLIGATIONS	46,939	44,814
DEFERRED TAX LIABILITY	39,480	43,000
RISK MANAGEMENT LIABILITIES	4,699	1,700
OTHER LONG TERM LIABILITIES	3,153	1,711
MEMBERS' EQUITY	764,252	868,374
TOTAL LIABILITIES AND MEMBERS' EQUITY	$2,272,965	$2,294,216

Eagle Rock Energy Partners, L.P.
Segment Summary
Operating Income
($ in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2013
	2013	2012	2013	2012
Midstream
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$265,732	$147,099	$717,961	$468,355	$231,734
Intercompany sales - natural gas and condensate	(1,900)	(2,846)	(5,970)	(7,809)	(2,275)
Gathering and treating services	21,134	13,604	62,229	35,566	20,153
Other	68	—	105	2,864	37
Total revenue	285,034	157,857	774,325	498,976	249,649
Cost of natural gas, natural gas liquids, oil and condensate	213,509	110,430	579,257	338,798	185,760
Intersegment cost of sales - natural gas and condensate	10,889	8,598	31,406	32,612	9,405
Operating costs and expenses:
Operations and maintenance	26,396	17,647	75,385	53,178	27,020
Impairment	—	35,840	—	101,979	—
Depreciation, depletion and amortization	20,160	16,488	58,178	49,735	19,087
Total operating costs and expenses	46,556	69,975	133,563	204,892	46,107
Operating income (loss)	$14,080	$(31,146)	$30,099	$(77,326)	$8,377

Upstream
Revenues:
Oil and condensate sales	$19,782	$14,376	$47,851	$44,088	$15,756
Intersegment sales - condensate	10,323	11,431	30,829	34,226	9,220
Natural gas sales	9,155	8,324	27,691	22,474	10,355
Intersegment sales - natural gas	1,907	2,846	6,095	7,809	2,374
Natural gas liquids sales	10,786	10,979	29,658	34,060	8,596
Sulfur sales	1,365	3,716	7,251	11,175	2,951
Other	45	794	618	1,112	76
Total revenue	53,363	52,466	149,993	154,944	49,328
Operating costs and expenses:
Operations and maintenance	12,504	14,175	39,782	43,025	13,162
Impairment	61,389	20,060	63,228	20,845	1,839
Depreciation, depletion and amortization	22,061	23,484	64,446	67,070	21,456
Total operating costs and expenses	95,954	57,719	167,456	130,940	36,457
Operating (loss) income	$(42,591)	$(5,253)	$(17,463)	$24,004	$12,871

Corporate and Other
Revenues:
Unrealized commodity derivative (losses) gains	$(29,591)	$(51,305)	$(35,181)	$13,426	$22,316
Realized commodity derivative gains	2,757	15,802	20,932	38,428	8,177
Intersegment elimination - sales of natural gas and condensate	(10,330)	(11,431)	(30,954)	(34,226)	(9,319)
Total revenue	(37,164)	(46,934)	(45,203)	17,628	21,174
Costs and expenses:
Intersegment elimination - cost of natural gas and condensate	(10,889)	(8,598)	(31,406)	(32,612)	(9,405)
General and administrative	20,537	16,807	58,780	52,384	19,396
Depreciation, depletion and amortization	420	423	1,411	1,238	614
Operating (loss) income	$(47,232)	$(55,566)	$(73,988)	$(3,382)	$10,569

Eagle Rock Energy Partners, L.P.
Midstream Segment
Operating Income
($ in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2013
	2013	2012	2013	2012
Texas Panhandle
Revenues:
Natural gas, natural gas liquids, condensate and helium sales	$141,271	$60,213	$356,170	$189,230	$108,505
Intersegment sales - natural gas and condensate	56,799	28,025	162,457	72,514	56,523
Gathering, compression, processing and treating services	14,341	4,708	38,893	13,510	12,031
Other	68	—	105	2,864	37
Total revenue	212,479	92,946	557,625	278,118	177,096
Cost of natural gas, natural gas liquids, condensate and helium	163,768	67,098	431,290	189,703	135,296
Intersegment cost of sales - natural gas	61	—	158	—	78
Operating costs and expenses:
Operations and maintenance	21,269	12,705	60,425	37,342	22,022
Depreciation, depletion and amortization	14,823	10,164	42,673	29,554	14,005
Total operating costs and expenses	36,092	22,869	103,098	66,896	36,027
Operating income	$12,558	$2,979	$23,079	$21,519	$5,695

East Texas and Other Midstream
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$25,867	$26,130	$79,852	$98,398	$26,597
Intercompany sales - natural gas	3,948	10,020	25,191	26,471	12,705
Gathering, compression, processing and treating services	6,765	8,896	23,204	22,056	8,081
Total revenue	36,580	45,046	128,247	146,925	47,383
Cost of natural gas and natural gas liquids and condensate	26,464	33,145	96,038	111,203	36,340
Operating costs and expenses:
Operations and maintenance	5,140	4,940	14,975	15,833	5,006
Impairment	—	35,840	—	101,979	—
Depreciation, depletion and amortization	5,222	6,232	15,213	20,034	4,989
Total operating costs and expenses	10,362	47,012	30,188	137,846	9,995
Operating (loss) income	$(246)	$(35,111)	$2,021	$(102,124)	$1,048

Marketing and Trading
Revenues:
Natural gas, oil and condensate sales	$98,594	$60,756	281,939	180,727	$96,632
Intercompany sales - natural gas and condensate	(62,647)	(40,891)	(193,618)	(106,794)	(71,503)
Gathering, compression, processing and treating services	28	—	132	—	41
Total revenue	35,975	19,865	88,453	73,933	25,170
Cost of natural gas and condensate	23,277	10,187	51,929	37,892	14,124
Intersegment cost of sales - natural gas and condensate	10,828	8,598	31,248	32,612	9,327
Operating costs and expenses:
Operations and maintenance	(13)	2	(15)	3	(8)
Depreciation, depletion and amortization	115	92	292	147	93
Total operating costs and expenses	102	94	277	150	85
Operating income	$1,768	$986	$4,999	$3,279	$1,634

Eagle Rock Energy Partners, L.P.
Midstream Operations Information
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2013
	2013	2012	2013	2012
Gas gathering volumes - (Average Mcf/d)
Texas Panhandle	393,226	183,415	362,063	159,229	349,681
East Texas and Other Midstream	190,674	248,094	194,977	268,512	194,704
Total	583,900	431,509	557,040	427,741	544,385

NGLs - (Net equity Bbls)
Texas Panhandle	245,548	228,696	571,389	855,499	265,538
East Texas and Other Midstream	61,180	81,997	188,916	258,322	74,620
Total	306,728	310,693	760,305	1,113,821	340,158

Condensate - (Net equity Bbls)
Texas Panhandle	289,524	164,246	860,496	499,660	295,204
East Texas and Other Midstream	8,372	7,010	22,659	28,737	9,100
Total	297,896	171,256	883,155	528,397	304,304

Natural gas position - (Average MMbtu/d)
Texas Panhandle	7,985	(990)	7,881	(4,661)	9,676
East Texas and Other Midstream	(51)	392	(8)	1,482	(190)
Total	7,934	(598)	7,873	(3,179)	9,486

Average realized NGL price - per Bbl
Texas Panhandle	$36.31	$36.23	$35.22	$39.55	$33.44
East Texas and Other Midstream	$30.08	$32.24	$29.37	$39.45	$28.10
Weighted Average	$35.30	$34.89	$34.17	$39.51	$32.41

Average realized condensate price - per Bbl
Texas Panhandle	$92.64	$81.08	$84.24	$86.74	$79.83
East Texas and Other Midstream	$106.70	$91.57	$98.79	$100.66	$93.29
Weighted Average	$93.59	$81.82	$85.08	$87.94	$80.56

Average realized natural gas price - per MMbtu
Texas Panhandle	$3.34	$2.64	$3.47	$2.37	$3.76
East Texas and Other Midstream	$3.53	$2.85	$3.61	$2.67	$3.93
Weighted Average	$3.38	$2.71	$3.50	$2.48	$3.81

Eagle Rock Energy Partners, L.P.
Upstream Operations Information
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2013
	2013	2012	2013	2012
Upstream
Production:
Oil and condensate (Bbl)	321,170	310,349	894,591	900,873	294,353
Gas (Mcf)	3,254,722	4,177,156	9,565,038	12,614,258	3,181,264
NGLs (Bbl)	298,031	301,644	866,055	848,047	278,158
Total Mcfe	6,969,928	7,849,113	20,128,914	23,107,778	6,616,330

Sulfur (long ton)	26,788	28,414	80,028	79,111	26,641

Realized prices, excluding derivatives:
Oil and condensate (per Bbl)	$93.74	$83.16	$87.95	$86.93	$84.85
Gas (Mcf)	$3.40	$2.67	$3.53	$2.40	$4.00
NGLs (Bbl)	$36.19	$36.40	$34.24	$40.16	$30.90
Sulfur (long ton)	$50.95	$130.77	$90.60	$141.27	$110.75

Operating statistics:
Operating costs per Mcfe (incl production taxes) (1)	$1.64	$1.60	$1.80	$1.69	$1.83
Operating costs per Mcfe (excl production taxes) (1)	$1.11	$1.11	$1.32	$1.18	$1.28
Operating (loss) income per Mcfe	$(6.11)	$(0.67)	$(0.87)	$1.04	$1.95

Drilling program (gross wells):
Development wells	16	6	38	25	14
Completions	16	6	37	25	14
Workovers	6	10	24	19	11
Recompletions	1	4	8	7	6

______________________

(1)	Excludes post-production costs of $1,069, $3,464, $1,601 and $4,068 for the three and nine months ended September 30, 2013 and 2012, respectively, and $1,083 for the three months ended June 30, 2013.

Non-GAAP Financial Measures
The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow to the GAAP financial measure of net income for each of the periods indicated (in thousands).

Eagle Rock Energy Partners, L.P.
GAAP to Non-GAAP Reconciliations
($ in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30, 2013
	2013	2012	2013	2012
Net income (loss) to Adjusted EBITDA
Net (loss) income, as reported	$(91,565)	$(106,895)	$(109,047)	$(95,439)	$16,032
Depreciation, depletion and amortization	42,641	40,395	124,035	118,043	41,157
Impairment	61,389	55,900	63,228	122,824	1,839
Loss (gain) from risk management activities, net	27,507	36,936	15,245	(47,309)	(31,476)
Total derivative settlements	1,812	13,911	16,729	29,891	7,467
Non-cash mark-to-market of Upstream product imbalances	3	229	(2)	339	(5)
Restricted units non-cash amortization expense	3,939	3,080	10,106	8,092	3,520
Income tax benefit	(2,033)	(386)	(4,055)	(556)	(862)
Interest - net including realized risk management instruments and other expense	19,089	15,931	56,013	43,709	18,181
Adjusted EBITDA	$62,782	$59,101	$172,252	$179,594	$55,853

Net income (loss) to Distributable Cash Flow
Net (loss) income, as reported	$(91,565)	$(106,895)	$(109,047)	$(95,439)	$16,032
Depreciation, depletion and amortization expense	42,641	40,395	124,035	118,043	41,157
Impairment	61,389	55,900	63,228	122,824	1,839
Loss (gain) from risk management activities, net	27,507	36,936	15,245	(47,309)	(31,476)
Total derivative settlements	1,812	13,911	16,729	29,891	7,467
Capital expenditures-maintenance related	(18,751)	(15,982)	(46,365)	(35,824)	(14,900)
Non-cash mark-to-market of Upstream product imbalances	3	229	(2)	339	(5)
Restricted units non-cash amortization expense	3,939	3,080	10,106	8,092	3,520
Income tax benefit	(2,033)	(386)	(4,055)	(556)	(862)
Cash income taxes	—	(185)	—	(749)	—
Distributable Cash Flow	$24,942	$27,003	$69,874	$99,312	$22,772

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